Exhibit 10.13

PROMISSORY NOTE

US $524,250.00	December 31, 2020

FOR VALUE RECEIVED, the undersigned, STRONGHOLD POWER LLC, Delaware limited liability company (“Maker”), hereby promises to pay to WILLIAM B. SPENCE, an individual (“Spence”), or his registered assigns (Spence or his registered assigns, as applicable, “Holder”), the principal sum of FIVE HUNDRED TWENTY FOUR THOUSAND, TWO HUNDRED AND FIFTY DOLLARS ($524,250.00) or such greater or lesser amount as shall equal the aggregate unpaid principal amount of the Loan (as hereinafter defined) together with interest as specified in Section 3.1, at the Maturity Date (as hereinafter defined).

The outstanding balance of this Promissory Note (this “Note”) at any time shall be the original principal amount of the Loan by Holder to Maker evidenced hereby, plus accrued and unpaid interest as provided in Section 3.1, less the amount of payments or prepayments of principal made on this Note by or for the account of Maker in accordance with the terms hereof.

1.Definitions and Interpretation

1.1Definitions. As used in this Note, the following terms have the following meanings:

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to remain closed.

“Default Rate” means the lower of (a) 10.0% per annum and (b) the Highest Lawful Rate.

“Event of Default” has the meaning set forth in Section 6.1.

“Highest Lawful Rate” means, with respect to Holder, the maximum nonusurious interest rate, if any, that at any time or from time to time may be taken, reserved, contracted for, charged or received under this Note under laws applicable to Holder which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Holder” has the meaning set forth in the lead-in to this Note.

“Loan” has the meaning set forth in Section 2.

“Maker” has the meaning set forth in the lead-in to this Note.

“Maturity Date” means the earliest to occur of (a) December 31, 2021, (b) the date of acceleration of the Loan pursuant to Section 6.2(a) hereof, or (c) full prepayment of the Loan.

“Note” means this Promissory Note.

“Prior Advance” and “Prior Advances” have the meanings set forth in Section 2.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any equity interests in Maker now or hereafter outstanding or (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any equity interests in Maker now or hereafter outstanding.

“Spence” has the meaning set forth in the lead-in to this Note.

“Transaction Documents” means this Note and any other document or agreement delivered in connection with any of the foregoing.

1.2Construction. Whenever the context requires, the gender of all words used in this Note includes the masculine, feminine, and neuter. All references to Sections refer to articles and sections of this Note. All references to dollars refer to United States dollars. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Note, shall refer to this Note as a whole and not to any particular section or article in which such words appear. Unless the context requires otherwise, the word “or” shall not be exclusive. Unless the context requires otherwise, all references to laws, regulations, agreements and instruments refer to such laws, regulations, agreements and instruments as they may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. The article and section titles and headings in this Note are inserted for convenience only and are not intended to be part of, or to affect the meaning or interpretation of this Note.

2.The Loan

This Note evidences the Prior Advances (as defined below) made by Holder to Maker prior to the date hereof in the aggregate principal amount of five hundred forty two thousand, two hundred and fifty dollars ($524,250.00) (the “Loan”) as of the date hereof. The Loan evidences advances made by Spence consisting of: (1) three (3) advances made on October 14, 2020 in an aggregate amount principal amount of $447,577.00, (2) one (1) advance made on October 26, 2020 in an aggregate principal amount of $26,673.00 and (3) one (1) advance made on November 2, 2020 in an aggregate principal amount of $50,000.00 (each such advance a “Prior Advance” and, collectively, the “Prior Advances”).

3.Terms of this Note

3.1Interest. Interest shall accrue daily (computed on the basis of a 365/366- day year, as the case may be, from the date hereof) on the outstanding principal balance hereof at an interest rate of 8.0% per annum (or the rate specified in Section 3.2, if applicable); provided, however, that in no event shall interest accrue on the outstanding balance hereof at a rate exceeding the Highest Lawful Rate. The outstanding principal amount of each Prior Advance shall bear interest at the rate set forth above (or the Default Rate, as applicable) from the date such Prior Advance was made until the Loan is paid in full, whether at maturity, upon acceleration, by prepayment or otherwise. Accrued interest on the Loan shall be payable on the Maturity Date.

3.2Default Interest. If an Event of Default has occurred and is continuing, or if any principal of or interest on this Note is not paid when due, whether at the Maturity Date, upon acceleration or otherwise, then all amounts owing under this Note shall bear interest, after and before judgment, at the Default Rate until such Event of Default or missed payment has been cured.

3.3Principal. Principal amounts repaid under this Note may not be reborrowed. All amounts outstanding under this Note shall be due and payable in cash on the Maturity Date.

3.4Payments.

(a)Maker shall make each payment to be made by it under this Note prior to 5:00 p.m., New York, New York time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Holder, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments must be made to Holder as set forth in Section 3.4(b) below. If any payment hereunder is due on a day that is not a Business Day, the date for payment will be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon will be payable for the period of such extension. All payments under this Note must be made in United States Dollars.

(b)Except as otherwise agreed by Holder, all payments on or in respect of this Note, including principal and interest, shall be made in such coin and currency of the United States as at the time of payment is legal tender for the payment of public and private debts, by wire transfer of immediately available funds to the following account of Holder:

Notwithstanding the foregoing, Holder may direct Maker to direct such funds as are payable hereunder to such other account as Holder may designate from time to time, in writing, in its sole discretion. All sums paid under this Note shall be applied as set forth in Section 3.6.

(c)On any date in which a principal payment (a “Beard Payment”) is made under that certain Promissory Note, dated as of the date hereof, by and among Maker and Gregory A. Beard, Maker shall make a substantially contemporaneous payment hereunder (a “Spence Payment”) in an amount such that such Spence Payment is equal to 25.9% of the sum of (i) the relevant Beard Payment plus (ii) the relevant Spence Payment. For illustrative purposes only, if Maker were to make a $741 Beard Payment, Maker shall make a contemporaneous $259 Spence Payment.

3.5Conformance with Laws.

(a)It is the intention of Maker and Holder to conform strictly to applicable usury laws. Accordingly, if the transactions contemplated hereby would be usurious under applicable law, then, notwithstanding anything to the contrary herein: (i) the aggregate of all consideration that constitutes interest under applicable law that is taken, reserved, contracted for, charged or received under this Note or otherwise in connection with this Note shall under no circumstances exceed the Highest Lawful Rate, and any excess shall be cancelled automatically and, if theretofore paid, shall be credited on this

Note by Holder (or, to the extent that this Note shall have been or would thereby be paid in full, refunded to Maker) and (ii) in the event that maturity of this Note is accelerated by reason of an election by Holder resulting from any default hereunder or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Highest Lawful Rate, and excess interest, if any, provided for in this Note or otherwise shall be cancelled automatically as of the date of such acceleration or pre-payment and, if theretofore paid, shall be credited on this Note (or, to the extent that this Note shall have been or would thereby be paid in full, refunded to Maker).

(b)All sums paid or agreed to be paid to Holder for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to Holder, be amortized, prorated, allocated and spread throughout the stated term of this Note until payment in full so that the rate or amount of interest on account of this Note does not exceed the maximum amount allowed by such applicable law.

(c)If at any time and from time to time (i) the amount of interest payable to Holder on any date shall be computed at the Highest Lawful Rate applicable to Holder pursuant to this Section 3.5 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to Holder would be less than the amount of interest payable to Holder computed at the Highest Lawful Rate applicable to Holder, then the amount of interest payable to Holder in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to Holder until the total amount of interest payable to Holder shall equal the total amount of interest which would have been payable to Holder if the total amount of interest had been computed without giving effect to this Section 3.5.

3.6Prepayment; Application.

(a)Subject to Section 3.4(c) above, this Note may be prepaid in whole or in part by Maker at any time without premium or penalty.

(b)Maker shall prepay its obligations hereunder in whole upon the occurrence of any of the following events:

(1)	any dissolution, liquidation or wind-up of the affairs of Maker;
(2)	any merger or consolidation of Maker, of which Maker is not the surviving entity;
(3)	any disposition of all or substantially all assets of Maker.

(c)All payments hereon and proceeds received in respect hereof shall be applied first, to the reimbursement of expenses provided for in the Transaction Documents; second, to principal outstanding under this Note; third, to accrued interest on this Note; and fourth, to the extent of any excess, to Maker or as otherwise required by applicable law.

3.7Waivers. Maker hereby waives diligence, presentment, demand, protest, notice of dishonor, notice of nonpayment, notice of intent to accelerate the maturity hereof or notice of acceleration of the maturity hereof, and notice of every other kind whatsoever. The failure of Holder to exercise any of its rights under this Note in any particular instance shall not constitute a waiver of the same or of any other right in that or any subsequent instance. In the event this Note is placed in the hands of an attorney for collection, or if Holder incurs any costs incident to the collection of the indebtedness evidenced by this Note, Maker shall pay to Holder an amount equal to all such costs, including all attorneys’ fees and expenses and all court costs.

3.8Withholding Taxes. All payments on or in respect of this Note shall be made free and clear of and without deduction for or on account of any taxes, except as otherwise required by law. In the event Maker is required to withhold or deduct any tax from payments hereunder, Maker shall pay to Holder such additional amounts as may be necessary so as to ensure that Holder receives and retains an amount (after all such withholdings or deductions) that is equal to the amount otherwise due hereunder.

3.9Holder’s Records. The Loan and all payments made on account of the principal thereof and interest thereon, shall be recorded by Holder on its books for this Note, and, prior to any transfer, recorded by Holder on a schedule attached to this Note or any continuation thereof. Failure to make any such notation or to attach such schedule shall not affect Maker’s obligations in respect of this Note, provided, however, the transfer is otherwise identified by Holder to Maker. Maker shall maintain a register of ownership of this Note consistent with the records provided by Holder, and Maker shall be entitled to treat the registered Holder as the owner of this Note for all purposes. The register shall include the name and address of each Holder, and the principal amount (and stated interest) of the Loan owing to, each Holder pursuant to the terms hereof from time to time. Such records maintained in compliance herewith shall be deemed prima facie evidence of the amounts owing on this Note.

4.Representations and Warranties of Maker

4.1Representations and Warranties of Maker. Maker hereby represents and warrants to Holder that:

(a)Maker’s legal name and principal address as set forth in Section 7.4 are complete and accurate;

(b)Maker has the power and authority, and the legal right, to execute and deliver this Note and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder;

(c)The execution and delivery of this Note and the other Transaction Documents by Maker and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary corporate, limited liability company or partnership action, as applicable, in accordance with all applicable laws;

(d)Maker has duly executed and delivered each Transaction Document; and

(e)Each of this Note and the other Transaction Documents is a valid, legal and binding obligation of Maker, enforceable against Maker in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.Covenants of Maker. Until such time as Maker has performed in full Maker’s obligations hereunder and Holder has been repaid in full in accordance with the provisions hereof:

5.1Maker shall:

(a)(i) Preserve, renew and maintain in full force and effect its organizational existence and (ii) take all reasonable action to maintain all material rights, privileges and franchises necessary or desirable in the normal conduct of its business.

(b)As soon as possible and in any event within one (1) Business Day after it becomes aware that an Event of Default has occurred, notify Holder in writing of the nature and extent of such Event of Default and the action, if any, it has taken or proposes to take with respect to such Event of Default; and

(c)Upon the request of Holder, promptly execute and deliver such further instruments and do or cause to be done such further acts as may be reasonably necessary or advisable to carry out the intent and purposes of this Note and the Transaction Documents.

5.2Maker shall not, unless waived by Holder, directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Payment.

5.3Maker shall not, unless waived by Holder, grant a lien, hypothecate, pledge, encumber, charge or otherwise grant any security interest in or on any of the Tier II renewable energy credits generated pursuant to Pennsylvania P.L. 1672. Act No. 213, 2004 (The Alternative Energy Portfolio Standards Act) and held by Maker, whether now owned or hereafter acquired.

6.Events of Default and Remedies

6.1Events of Default. An “Event of Default” shall exist if any of the following occurs:

(a)Maker fails to make any payment of principal or interest on this Note, or on any other payment obligation of any nature pursuant to this Note, when and as the same shall become due and payable, whether by acceleration or otherwise which failure remains uncured for two (2) Business Days;

(b)any representation or warranty of Maker made hereunder or under the Transaction Documents shall prove to have been incorrect, false or misleading in any material respect when made or deemed made;

(c)Maker fails to observe or perform or comply with any covenant, condition, term, provision or agreement contained in Sections 5.1(a), 5.1(c) or 5.2 of this Note;

(d)Maker fails to observe or perform or comply with any other covenant, condition, term, provision or agreement contained in this Note or any other Transaction Document which failure remains uncured for fifteen (15) days after Maker’s knowledge of such default or receipt of notice from Holder of such default;

(e)Maker becomes insolvent or makes an assignment for the benefit of creditors; commences a voluntary bankruptcy proceeding or fails to obtain the dismissal of any involuntary bankruptcy proceeding commenced against Maker within 60 days of commencement; or

(f)this Note or any document or agreement delivered in connection herewith ceases to be in full force and effect and valid, binding and enforceable in accordance with its terms against Maker or any other person or entity party thereto or shall be repudiated by any of them.

6.2Remedies.

(a)At any time on and after the occurrence of any Event of Default, Holder shall have the right to immediately accelerate payment of the entire principal of, and all interest accrued on, this Note, and, upon such acceleration, this Note shall automatically thereupon become forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are expressly waived, and Maker shall forthwith pay to Holder the entire outstanding principal of, and interest accrued on, this Note.

(b)At any time on and after the occurrence of any Event of Default, Holder may further proceed to protect and enforce all its rights under applicable law, with respect to this Note either by suit, in equity and/or by action at law, or by other appropriate proceedings, whether for specific performance (to the extent permitted by applicable law or equitable principles) of any covenant or agreement contained in this Note, or in aid of the exercise of any power granted in this Note, or may proceed to enforce payment of this Note or to enforce any other legal or equitable right of Holder.

(c)No course of dealing on the part of Holder or any delay or failure on the part of Holder to exercise any power or right shall operate as a waiver of such power or right or otherwise preclude Holder’s rights, powers and remedies.

(d)Subject to the limitations set forth in Section 3.8(j) above, the rights and remedies of Holder hereunder are cumulative and are not exclusive of any rights or remedies that Holder would otherwise have.

7.Miscellaneous

7.1Jurisdiction. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the Southern District of New York, and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Note or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding may be heard and determined in such courts. Each of the parties hereby irrevocably waives, to the fullest extent permitted by applicable legal requirements, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Note or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. This consent to jurisdiction is being given solely for purposes of this Note and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a party to this Note may become involved. Each of the parties hereto hereby consents to process being served by any party to this Note in any suit, action or proceeding of the nature specified in this Section 7.1 by the mailing of a copy thereof in the manner specified by the provisions of Section 7.4.

7.2Amendment and Waiver. This Note may be amended, and the observance of any term of this Note may be waived or consented to, with the written consent of Maker and Holder.

7.3Waiver. Any waiver or failure to insist upon strict compliance with any obligation, covenant, agreement or condition of this Note shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

7.4Notices. For purposes of this Note, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or mailed by nationally recognized overnight delivery service with proof of receipt maintained, at the following addresses (or any other address that any party may designate by written notice to the other party, in accordance herewith):

If to Holder, to:

If to Maker, to:

Stronghold Power LLC
2151 Lisbon Road
Kennerdell, Pennsylvania 16374

Any such notice shall be deemed received upon delivery.

7.5Assignment; Third Party Beneficiaries. This Note shall be binding upon and inure to the benefit of Maker and Maker’s successors and permitted assigns, but neither this Note nor any of the rights, interests or obligations under this Note may be assigned by Maker without the prior written consent of Holder. This Note may be assigned by Holder solely with the prior written consent of Gregory A. Beard, who shall be a third party beneficiary of this Note solely for purposes of this provision. Any attempted sale, transfer, assignment or pledge in violation of the preceding sentence shall be void and of no force or effect. This Note shall be binding upon and inure to the benefit of Holder and its successors and assigns. Holder may assign to one or more assignees this Note or all or a portion of its rights and obligations under this Note without the consent of Maker. Except as set forth above, this Note is not intended to confer any rights or remedies upon any person or entity except Maker and Holder.

7.6Governing Law. THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PROVISIONS OR RULES THAT REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

7.7Waiver of Jury Trial. EACH PARTY HEREBY (a) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS NOTE OR ANY COUNTERCLAIM THEREIN; (b) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS; AND (c) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS NOTE AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 7.7.

7.8Entire Agreement; No Oral Agreements. THIS NOTE AND THE OTHER TRANSACTION DOCUMENTS EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE PARTIES AND SUPERSEDE ALL OTHER AGREEMENTS AND UNDERSTANDINGS BETWEEN SUCH PARTIES RELATING TO THE SUBJECT MATTER HEREOF. THIS NOTE AND THE OTHER TRANSACTION DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENT OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

7.9Counterparts. This Note may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

7.10Severability. If any term, provision, covenant, agreement or restriction of this Note is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, agreements and restrictions of this Note shall continue in full force and effect and shall in no way be affected, impaired or invalidated.

7.11Expenses. Maker and Holder each shall be responsible for their respective out-of-pocket expenses incurred in connection with the Loan evidenced by this Note and any amendments, modifications or waivers of the provisions hereof; provided, however, that Maker shall be responsible for all reasonable out-of-pocket expenses incurred by Holder in connection with the enforcement or protection of its rights in connection with the Loan evidenced by this Note, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect thereon.

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IN WITNESS WHEREOF, the undersigned have executed this Promissory Note on and as of the date first above written.

MAKER:

STRONGHOLD POWER LLC

By:	/s/ Gregory A. Beard

HOLDER:

WILLIAM SPENCE

/s/ William Spence

[Signature Page to Promissory Note]